UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Hersha Hospitality Trust

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Supplemental Information for 2018 Annual Meeting of Shareholders

Introduction Dear Fellow Hersha Shareholder: The twofold purpose of this presentation is to (1) provide additional context on how our recent strategic repositioning has been factored into the design of our compensation system and (2) reinforce our compensation framework, which strongly aligns with investors and utilizes rigorous performance metrics. We, the independent members of Hersha’s Compensation Committee, ask for your support by voting in accordance with the recommendations of our Board of Trustees on all of the proposals included in our 2018 Proxy Statement, which includes your vote “FOR” Proposal 2 – the annual advisory vote on the compensation paid to our Named Executive Officers (the “Say-on-Pay Proposal”).  We take seriously our commitment to pay-for-performance and strongly believe our executive compensation program is in the best interests of Hersha’s shareholders. Thank you for your continued support, Thomas J. Hutchinson (Chair), Jackson Hsieh, Michael A. Leven, Dianna F. Morgan, and John M. Sabin

Key Attributes of our Compensation Program Strong Shareholder Alignment: 83% of our named executive officer (NEO) pay is in the form of equity – the highest amongst our peers(1) Rigorous Performance: We must outperform our peers to earn target, for both of our relative measurements, which includes RevPAR growth and total shareholder return (“TSR”). Industry leading absolute TSR hurdles are required to be achieved to receive a payout Incentives Are 100% Based On Performance: Aside from the base salary component of pay, 100% of our short-term incentives and 100% of our long-term incentives are based on performance – unlike many of our peers, we do not grant equity that is not predicated on performance and vests over time only TSR Performance Directly Impacts Pay: The majority (75%) of our multi-year equity awards are based on rigorous TSR performance objectives, which resulted in approximately 31% of target awards being funded under our most recent 2015-2017 program; in addition, the 83% of equity that comprises our NEO pay is further at-risk and subject to future stock price changes and additional multi-year vesting (1) 2017 Peer Group identified in Definitive Proxy Statement filed on April 20, 2018

Key Attributes of our Compensation Program CEO Pay Approximates the Median: Based on a comparison of our CEO’s pay to that of our own peers, our CEO’s pay falls slightly below the market median. Other analyses performed by two reputable proxy advisory firms, using different peers, had similar conclusions (at the median and slightly below the median) Pay and Performance Alignment: Our pay and performance has generally been found to be well aligned by outside proxy advisory firms. One such firm specifically listed as their first positive attribute “pay and performance alignment” and another visually illustrated that our pay and weighted average performance against peers both fell in the same quartile ranking, indicating strong alignment as well 2016 Versus 2017 Compensation Program: Last year (2017 shareholder meeting), our Say-on-Pay proposal was approved by 97.9% of shareholders (the third consecutive year of at least 95% shareholder support). Based on our strong shareholder support, the Compensation Committee maintained the same compensation framework for 2017 and 2018

Company Overview & Transformation HT owns 49 high quality, rooms-oriented, transient hotels in Boston, New York, Philadelphia, Washington, DC, Miami, Seattle, and California From 2016 to 2017, HT commenced a strategic transformation of its portfolio that caused significant disruptions to cash flow Since 2016, Hersha has sold 19 older, lower growth assets for $900 million Hersha acquired 13 newer assets for $870 million with higher growth potential to better position the portfolio for future earnings growth. The six most recently acquired assets yielded weighted average RevPAR growth of 13.0% in Q1’18, which follows 13.9% growth for these properties in the Q4’17 During 2017, Hersha reinvested $70 million into significant return on investment (“ROI”) generating hotel renovations to position the portfolio for future cash flow generation 2017 executive compensation metrics were adjusted lower to reflect the Company’s disruptive portfolio transformation and significant capex reinvestment into the existing portfolio

Outperformance in Disrupted Environment 2017 Outperformance RevPAR Growth: For the full year 2017, HT’s RevPAR grew 230 basis points, 170 basis points above the peer average. This outperformance came despite the impact of Hurricane Irma on our South Florida portfolio EBITDA Outperformance: HT’s EBITDA margin was 33.5% at year-end 2017, 40 bps above the peer average. This outperformance occurred despite significant capital being allocated to ROI-generating capex projects and the acquisition of new assets with ongoing ramp-up and repositioning during 2017 2018 Outperformance Premium EBITDA Multiple: HT’s EBITDA multiple of 13.9x is one of the highest in the sector. This premium multiple reflects future growth potential and asset quality based on the transformative repositioning and capital investments Total Stock Return: Despite 25% of Hersha’s comparable portfolio being disrupted due to ROI-generating renovations, HT is one of the best performing securities of the Lodging REITs thus far in 2018 driven by the strategy that we began executing in 2016-2017 Sources: Company Results; Analyst estimates; Bloomberg; Charts exclude LHO as they agreed to buyout on 5/21/18

Balanced Approach to Pay We use multiple compensation components that are intended to motivate and reward for various outcomes 100% of our incentives are based on performance We primarily utilize financial and operational metrics for assessing short-term performance and total shareholder return metrics for assessing long-term performance We measure short-term (1-year) and long-term (3 years) performance A variety of metrics that measure absolute and relative performance are incorporated in our compensation program

Strong Historical Stockholder Approval Historically we have had strong shareholder support of our executive compensation plan on an advisory basis 2014 Say on Pay Vote: 94.3% FOR 2015 Say on Pay Vote: 95.1% FOR 2016 Say on Pay Vote: 99.4% FOR 2017 Say on Pay Vote: 97.9% FOR Our 2016 compensation program (as reflected in the 2017 Say on Pay vote) garnered strong support from investors. The supported program is substantially similar to that of our 2017 compensation program

Pay-for-Performance Pay-for-Performance = Alignment with Investors 100% of Incentives Are Performance-Based 100% of Incentives Funded in Equity At the beginning of 2017, all NEOs elected to receive all of their cash bonus in the form of equity that vests over a period of two years; as a result, over 80% of pay across the executive team was in the form of equity Rigorous Performance Goals Our compensation system supports the use of rigorous and challenging performance requirements; relative goals require us to outperform peers in order to receive target payout and our absolute TSR hurdles are the highest in the sector 100% of our incentives (cash and equity) is at-risk and may only be earned based on achievement of performance; unlike the majority of our peers, the Company does not issue time-based only equity grants

Alignment with Investors On average, 83% of our NEOs’ 2017 compensation was paid in equity, aligning our executive pay with investors 100% of our NEOs elected to take 100% of their cash bonuses in equity, subject to additional two-year vesting Annual CIP = Company’s Annual Cash Incentive Plan

Alignment with Investors Despite significant disruption from Hurricane Irma and a transformative repositioning, strong operational performance resulted in short-term bonuses paid above target Largely due to TSR performance that fell short of rigorous hurdles, our multi-year equity plan resulted in an award that funded at approximately 31% of target

The Board of Trustees Recommends You Vote: FOR the election of all Class I Trustee nominees FOR the advisory vote to approve the compensation of the Company’s Named Executive Officers FOR ratification of the appointment of KPMG LLP as the Company’s independent auditor for the year ending December 31, 2018 Thank you for your continued feedback and support